UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Genpact Limited
(Name of Issuer)

Common Shares, par value $0.01 per share
(Title of Class of Securities)

G3922B107
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G3922B107	SCHEDULE 13G	Page 2 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oak Hill Capital Partners (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,246,668
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,246,668
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,246,668
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.56%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 3 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oak Hill Capital Management Partners (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 31,966
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 31,966
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,966
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 4 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oak Hill Capital Partners II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,446,536
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,446,536
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,446,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.53%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 5 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oak Hill Capital Management Partners II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 126,451
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 126,451
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 126,451
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 6 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oak Hill Capital Partners II (Cayman II), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 603,885
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 603,885
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 603,885
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.27%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 7 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP GenPar (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,278,634
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,278,634
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,278,634
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.57%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 8 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP MGP Partners (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,278,634
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,278,634
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,278,634
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.57%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 9 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP MGP (Bermuda), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,278,634
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,278,634
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,278,634
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.57%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G3922B107	SCHEDULE 13G	Page 10 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP SLP (Bermuda), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,278,634
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,278,634
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,278,634
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.57%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G3922B107	SCHEDULE 13G	Page 11 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP GenPar II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,176,872
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,176,872
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,176,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 12 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP MGP Partners II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,176,872
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,176,872
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,176,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G3922B107	SCHEDULE 13G	Page 13 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP MGP II (Cayman), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,176,872
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,176,872
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,176,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G3922B107	SCHEDULE 13G	Page 14 of 24

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OHCP SLP II (Cayman), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,176,872
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,176,872
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,176,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.86%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G3922B107	SCHEDULE 13G	Page 15 of 24

Item 1.	(a) NAME OF ISSUER

Genpact Limited (the “Company”).

(b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

Canon’s Court, 22 Victoria Street Hamilton HM, Bermuda

Item 2.	(a) NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”)

(i)	Oak Hill Capital Partners (Bermuda), L.P. (“OHCP Bermuda”);
(ii)	Oak Hill Capital Management Partners (Bermuda), L.P. (“OHCMP Bermuda”);
(iii)	Oak Hill Capital Partners II (Cayman), L.P. (“OHCP II Cayman”);
(iv)	Oak Hill Capital Management Partners II (Cayman), L.P. (“OHCMP II Cayman”);
(v)	Oak Hill Capital Partners II (Cayman II), L.P. (“OHCP II Cayman II”);
(vi)	OHCP GenPar (Bermuda), L.P. (“GenPar Bermuda”);
(vii)	OHCP MGP Partners (Bermuda), L.P. (“MGP Partners Bermuda”);
(viii)	OHCP MGP (Bermuda), Ltd. (“MGP Bermuda”);
(ix)	OHCP SLP (Bermuda), Ltd. (“SLP Bermuda”);
(x)	OHCP GenPar II (Cayman), L.P. (“GenPar Cayman”);
(xi)	OHCP MGP Partners II (Cayman), L.P. (“MGP Partners Cayman”);
(xii)	OHCP MGP II (Cayman), Ltd. (“MGP Cayman”); and
(xiii)	OHCP SLP II (Cayman), Ltd. (“SLP Cayman”)

The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists.

(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE

CUSIP No. G3922B107	SCHEDULE 13G	Page 16 of 24

201 Main Street, Suite 1620 Fort Worth, Texas 76102

(c) CITIZENSHIP

(i)	OHCP Bermuda - Bermuda
(ii)	OHCMP Bermuda - Bermuda
(iii)	OHCP II Cayman – Cayman Islands
(iv)	OHCMP II Cayman – Cayman Islands
(v)	OHCP II Cayman II – Cayman Islands
(vi)	GenPar Bermuda - Bermuda
(vii)	MGP Partners Bermuda – Bermuda
(viii)	MGP Bermuda – Bermuda
(ix)	SLP Bermuda – Bermuda
(x)	GenPar Cayman – Cayman Islands
(xi)	MGP Partners Cayman – Cayman Islands
(xii)	MGP Cayman – Cayman Islands
(xiii)	SLP Cayman – Cayman Islands

(d) TITLE OF CLASS OF SECURITIES

Common Shares, par value $0.01 per share (the “Common Shares” or “Shares”)

(e) CUSIP NUMBER

G3922B107

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of December 31, 2012, the Reporting Persons owned the following number of shares:

(i) OHCP Bermuda owned 1,246,668 Shares of record or 0.56% of the issued and outstanding Shares. OHCP Bermuda has the sole power to vote or direct the vote of 1,246,668 Shares and the sole power to dispose or to direct the disposition of 1,246,668 Shares.

CUSIP No. G3922B107	SCHEDULE 13G	Page 17 of 24

(ii) OHCMP Bermuda owned 31,966 Shares of record or less than 0.1% of the issued and outstanding Shares. OHCMP Bermuda has the sole power to vote or direct the vote of 31,966 Shares and the sole power to dispose or to direct the disposition of 31,966 Shares.

(iii) OHCP II Cayman owned 3,446,536 Shares of record or 1.53% of the issued and outstanding Shares. OHCP II Cayman has the sole power to vote or direct the vote of 3,446,536 Shares and the sole power to dispose or to direct the disposition of 3,446,536 Shares.

(iv) OHCMP II Cayman owned 126,451 Shares of record or 0.06% of the issued and outstanding Shares. OHCMP II Cayman has the sole power to vote or direct the vote of 126,451 Shares and the sole power to dispose or to direct the disposition of 126,451 Shares.

(v) OHCP II Cayman II owned 603,885 Shares of record or 0.27% of the issued and outstanding Shares. OHCMP II Cayman II has the sole power to vote or direct the vote of 603,885 Shares and the sole power to dispose or to direct the disposition of 603,885 Shares.

(vi) GenPar Bermuda is the sole general partner of both OHCP Bermuda and OHCMP Bermuda. As the sole general partner of OHCP Bermuda and OHCMP Bermuda, GenPar Bermuda owns an aggregate of 1,278,634 Shares or 0.57% of the issued and outstanding Shares. As the sole general partner of OHCP Bermuda and OHCMP Bermuda, GenPar Bermuda has the sole power to vote or direct the vote of 1,278,634 Shares and the sole power to dispose or to direct the disposition of 1,278,634 Shares.

(vii) MGP Partners Bermuda is the sole general partner of GenPar Bermuda. As the sole general partner of GenPar Bermuda, MGP Partners Bermuda owns an aggregate of 1,278,634 Shares or 0.57% of the issued and outstanding Shares. As the sole general partner of GenPar Bermuda, MGP Partners Bermuda has the sole power to vote or direct the vote of 1,278,634 Shares and the sole power to dispose or to direct the disposition of 1,278,634 Shares.

(viii) MGP Bermuda is the sole general partner of MGP Partners Bermuda. As the sole general partner of MGP Partners Bermuda, MGP Bermuda owns an aggregate of 1,278,634 Shares or 0.57% of the issued and outstanding Shares. As the sole general partner of MGP Partners Bermuda, MGP Bermuda has the sole power to vote or direct the vote of 1,278,634 Shares and the sole power to dispose or to direct the disposition of 1,278,634 Shares.

(ix) SLP Bermuda exercises voting and dispositive control over the Shares held by OHCP Bermuda and OHCMP Bermuda. As the exerciser of the voting and dispositive control over the Shares held by OHCP Bermuda and OHCMP Bermuda, SLP Bermuda owns an aggregate of 1,278,634 Shares or 0.57% of the issued and outstanding Shares. As the exerciser of the voting and dispositive control over the Shares held by OHCP Bermuda and OHCMP Bermuda, SLP Bermuda has the sole power to vote or direct the vote of 1,278,634 Shares and the sole power to dispose or to direct the disposition of 1,278,634 Shares.

CUSIP No. G3922B107	SCHEDULE 13G	Page 18 of 24

(x) GenPar Cayman is the sole general partner of OHCP II Cayman, OHCMP II Cayman and OHCP II Cayman II. As the sole general partner of OHCP II Cayman, OHCMP II Cayman and OHCP II Cayman II, GenPar Cayman owns an aggregate of 4,176,872 Shares or 1.86% of the issued and outstanding Shares. As the sole general partner of OHCP II Cayman, OHCMP II Cayman and OHCP II Cayman II, GenPar Cayman has the sole power to vote or direct the vote of 4,176,872 Shares and the sole power to dispose or to direct the disposition of 4,176,872 Shares.

(xi) MGP Partners Cayman is the sole general partner of GenPar Cayman. As the sole general partner of GenPar Cayman, MGP Partners Cayman owns an aggregate of 4,176,872 Shares or 1.86% of the issued and outstanding Shares. As the sole general partner of GenPar Cayman, MGP Partners Cayman has the sole power to vote or direct the vote of 4,176,872 Shares and the sole power to dispose or to direct the disposition of 4,176,872 Shares.

(xii) MGP Cayman is the sole general partner of MGP Partners Cayman. As the sole general partner of MGP Partners Cayman, MGP Cayman owns an aggregate of 4,176,872 Shares or 1.86% of the issued and outstanding Shares. As the sole general partner of MGP Partners Cayman, MGP Cayman has the sole power to vote or direct the vote of 4,176,872 Shares and the sole power to dispose or to direct the disposition of 4,176,872 Shares.

(xiii) SLP Cayman exercises voting and dispositive control over the Shares held by OHCP II Cayman, OHCMP II Cayman and OHCP II Cayman II. As the exerciser of the voting and dispositive control over the Shares held by OHCP II Cayman, OHCMP II Cayman and OHCP II Cayman II, SLP Cayman owns an aggregate of 4,176,872 Shares or 1.86% of the issued and outstanding Shares. As the exerciser of the voting and dispositive control over the Shares held by OHCP II Cayman, OHCMP II Cayman and OHCP II Cayman II, SLP Cayman has the sole power to vote or direct the vote of 4,176,872 Shares and the sole power to dispose or to direct the disposition of 4,176,872 Shares.

Amount Beneficially Owned
Each of the Reporting Persons may be deemed to beneficially own the Shares set forth on such Reporting Person’s cover page included herein and in this Item 4.
Percentage Owned
Based on calculations made in accordance with Rule 13d-3(d), and there being 224,585,698 shares of Common Stock outstanding as of December 7, 2012 as reported in the Company’s Prospectus Supplement filed pursuant to Rule 424(b)(5) (File No. 333-165481) filed with the Securities and Exchange Commission on December 13, 2012, each of the Reporting Persons may be deemed to beneficially own the approximate percentage of the outstanding Shares set forth on such Reporting Person’s cover page included herein and in this Item 4.

CUSIP No. G3922B107	SCHEDULE 13G	Page 19 of 24

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i) Each of the Reporting Persons may be deemed to have the sole power to direct the voting and disposition of the Shares set forth on such Reporting Person’s cover page included herein.

(ii) Each of the Reporting Persons may be deemed to share the power to direct the voting and disposition of the Shares set forth on such Reporting Person’s cover page included herein.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. G3922B107	SCHEDULE 13G	Page 20 of 24

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 8, 2013

OAK HILL CAPITAL PARTNERS (BERMUDA), L.P.

By:	OHCP GenPar (Bermuda), L.P.
its general partner

	By:	OHCP MGP Partners (Bermuda), L.P.
its general partner

		By:	OHCP MGP (Bermuda), Ltd.
its general partner

			By:	/s/ Kevin G. Levy
				Name:	Kevin G. Levy
				Title:	Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS (BERMUDA), L.P.

By:	OHCP GenPar (Bermuda), L.P.
its general partner

	By:	OHCP MGP Partners (Bermuda), L.P.
its general partner

		By:	OHCP MGP (Bermuda), Ltd.
its general partner

			By:	/s/ Kevin G. Levy
				Name:	Kevin G. Levy
				Title:	Vice President

OHCP GENPAR (BERMUDA), L.P.

By:	OHCP MGP Partners (Bermuda), L.P.
its general partner

	By:	OHCP MGP (Bermuda), Ltd.
its general partner

		By:	/s/ Kevin G. Levy
			Name:	Kevin G. Levy
			Title:	Vice President

CUSIP NO. G3922B107	SCHEDULE 13G	Page 21 of 24 Pages

OHCP MGP PARTNERS (BERMUDA), L.P.

By:	OHCP MGP (Bermuda), Ltd.
its general partner

	By:	/s/ Kevin G. Levy
		Name:	Kevin G. Levy
		Title:	Vice President

OHCP MGP (BERMUDA), LTD.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

OHCP SLP (BERMUDA), LTD.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

OAK HILL CAPITAL PARTNERS II (CAYMAN), L.P.

By:	OHCP GenPar II (Cayman), L.P.
its general partner

	By:	OHCP MGP Partners II (Cayman), L.P.
its general partner

		By:	OHCP MGP II (Cayman), Ltd.
its general partner

			By:	/s/ Kevin G. Levy
				Name:	Kevin G. Levy
				Title:	Vice President

CUSIP NO. G3922B107	SCHEDULE 13G	Page 22 of 24 Pages

OAK HILL CAPITAL PARTNERS II (CAYMAN II), L.P.

By:	OHCP GenPar II (Cayman), L.P.
its general partner

	By:	OHCP MGP Partners II (Cayman), L.P.
its general partner

		By:	OHCP MGP II (Cayman), Ltd.
its general partner

			By:	/s/ Kevin G. Levy
				Name:	Kevin G. Levy
				Title:	Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS II (CAYMAN), L.P.

By:	OHCP GenPar II (Cayman), L.P.
its general partner

	By:	OHCP MGP Partners II (Cayman), L.P.
its general partner

		By:	OHCP MGP II (Cayman), Ltd.
its general partner

			By:	/s/ Kevin G. Levy
				Name:	Kevin G. Levy
				Title:	Vice President

CUSIP NO. G3922B107	SCHEDULE 13G	Page 23 of 24 Pages

OHCP GENPAR II (CAYMAN), L.P.

By:	OHCP MGP Partners II (Cayman), L.P.
its general partner

	By:	OHCP MGP II (Cayman), Ltd.
its general partner

		By:	/s/ Kevin G. Levy
			Name:	Kevin G. Levy
			Title:	Vice President

OHCP MGP PARTNERS II (CAYMAN), L.P.

By:	OHCP MGP II (Cayman), Ltd.
its general partner

	By:	/s/ Kevin G. Levy
		Name:	Kevin G. Levy
		Title:	Vice President

OHCP MGP II (CAYMAN), LTD.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

OHCP SLP II (CAYMAN), LTD.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

CUSIP NO. G3922B107	SCHEDULE 13G	Page 24 f 24 Pages

Exhibit Index

Exhibit 1.
Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. (incorporated by referenced to Exhibit 1 of the Schedule 13G/A filed by the Reporting Persons with respect to Genpact Limited with the Securities Exchange Commission on February 13, 2013).